Exhibit 4.2
Execution Copy

ENERGY TRANSFER EQUITY, L.P.,
as Issuer,
and
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
FIRST SUPPLEMENTAL INDENTURE
Dated as of September 20, 2010
to
Indenture dated as of September 20, 2010
7.500% Senior Notes due 2020

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ii

     THIS FIRST SUPPLEMENTAL INDENTURE dated as of September 20, 2010 (this “First Supplemental Indenture”), is among Energy Transfer Equity, L.P., a Delaware limited partnership (the “Partnership”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).
RECITALS:
     WHEREAS, the Partnership has executed and delivered to the Trustee an Indenture, dated September 20, 2010 (the “Base Indenture” and as supplemented by this First Supplemental Indenture, the “Indenture”), providing for the issuance by the Partnership from time to time of its debentures, notes, bonds or other evidences of indebtedness to be issued in one or more series unlimited as to principal amount (the “Debt Securities”);
     WHEREAS, the Partnership has duly authorized and desires to cause to be established pursuant to the Base Indenture and this First Supplemental Indenture a new series of Debt Securities;
     WHEREAS, Sections 2.01 and 2.04 of the Base Indenture permit the execution of indentures supplemental thereto to establish the form and terms of Debt Securities of any series;
     WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Partnership has requested that the Trustee join in the execution of this First Supplemental Indenture to establish the form and terms of the Notes (as defined below);
     WHEREAS, concurrently with the issuance of the Notes, the Partnership is repaying in full all of the Term Loan Agreement Obligations (as defined below) and in connection therewith terminating the Term Loan Agreement (as defined below), all Term Loan Collateral Documents (as defined below) and any other agreement, instrument or document executed, made or delivered in connection therewith (the foregoing, hereinafter a “Repayment of the Term Loans”);
     WHEREAS, notwithstanding any term or provision in the Base Indenture or this First Supplemental Indenture to the contrary, as a result of the occurrence of the Repayment of the Term Loans, none of the Trustee, the Notes Collateral Agent, the Partnership or any Subsidiary Guarantor shall enter into the Intercreditor Agreement or any Collateral Documents, nor shall any such Person otherwise grant any security interest in, or incur or maintain any Liens on, any property or assets as security for the Note Obligations, in each case, except as may be required under Section 5.2(a) below, and no provision of Sections 6.2 through 6.12 below relating to the Intercreditor Agreement or collateral security shall impose any duty or obligation on the Trustee;
     WHEREAS, all things necessary have been done to make the Notes, when executed by the Partnership and authenticated and delivered hereunder and under the Base Indenture and duly issued by the Partnership, the valid obligations of the Partnership, and to make this First Supplemental Indenture a valid agreement of the Partnership enforceable in accordance with its terms.

     NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE I
RELATION TO BASE INDENTURE; DEFINITIONS
SECTION 1.1 Relation to Base Indenture.
     With respect to the Notes, this First Supplemental Indenture constitutes an integral part of the Base Indenture.
SECTION 1.2 Generally.
     The rules of interpretation set forth in the Base Indenture shall be applied hereto as if set forth in full herein.
SECTION 1.3 Definition of Certain Terms.
     (a) Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Base Indenture.
     (b) For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings:
     “Additional Senior Secured Debt” means any Indebtedness of the Partnership or any Subsidiary Guarantor (other than Indebtedness constituting Senior Loan Obligations or Indebtedness under the Notes and the Subsidiary Guarantees) secured by a Lien on Collateral on a pari passu basis with the Senior Loan Obligations (but without regard to control of remedies); provided, however, that such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by the Senior Debt Documents.
     “Additional Senior Secured Debt Documents” means, with respect to any series, issue or class of Additional Senior Secured Debt, the promissory notes, indentures, collateral documents or other operative agreements evidencing or governing such Indebtedness, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Additional Senior Secured Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Secured Debt, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Additional Senior Secured Debt Obligations” means, with respect to any series, issue or class of Additional Senior Secured Debt, (1) all principal of and interest (including, without limitation, any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Obligor, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to such Additional Senior Secured Debt, (2) all other amounts payable to the related Additional Senior Secured

Debt Parties under the related Additional Senior Secured Debt Documents and (3) any renewals, extensions or refinancings of the foregoing.
     “Additional Senior Secured Debt Parties” means, with respect to any series, issue or class of Additional Senior Secured Debt, the holders of such Indebtedness from time to time, any trustee or agent therefor under any related Additional Senior Secured Debt Documents and the beneficiaries of each indemnification obligation undertaken by any Obligor under any related Additional Senior Secured Debt Documents, but shall not include the Obligors or any controlled Affiliates thereof (unless such Obligor or controlled Affiliate is a holder of such Indebtedness, a trustee or agent therefor or a beneficiary of such an indemnification obligation named as such in an Additional Senior Secured Debt Document).
     “Attributable Indebtedness,” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.
     “Authorized Representative” means (1) in the case of any Revolving Credit Agreement Obligations or the Revolving Credit Senior Secured Parties, the Revolving Credit Facility Collateral Agent, (2) in the case of any Term Loan Agreement Obligations or the Term Loan Senior Secured Parties, the Term Loan Facility Collateral Agent, (3) in the case of the Notes or the Holders of the Notes, the Notes Collateral Agent and (4) in the case of any Series of Additional Senior Secured Debt Obligations or Additional Senior Secured Debt Parties that become subject to the Intercreditor Agreement after the date of such agreement, the Senior Representative named for such Series in the applicable Joinder Agreement, in the case of each of clauses (1), (2), (3) and (4) hereof only so long as such Senior Obligations are secured by a Lien on the Collateral under the Collateral Documents.
     “Bank Collateral Documents” means, collectively, the Term Loan Facility Collateral Documents and the Revolving Credit Facility Collateral Documents.
     “Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.
     “Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.
     “Capital Stock” means:
     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.
     “Change of Control” means:
     (1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Partnership or the General Partner (or their respective successors by merger, consolidation or purchase of all or substantially all of their respective assets);
     (2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or
     (3) the adoption of a plan or proposal for the liquidation or dissolution of the Partnership.
     “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the Notes.
     “Collateral” means any assets or property upon which there are any Liens securing Senior Loan Obligations or Additional Secured Debt Obligations (other than (i) any cash or cash equivalents collateralizing letter of credit obligations under the Credit Facilities and or (ii) proceeds of an event requiring a mandatory prepayment under any of the Credit Agreements).
     “Collateral Documents” means, collectively, the Notes Collateral Documents, the Bank Collateral Documents and each of the security agreements and other instruments executed and delivered by any Obligor pursuant to either of the Credit Agreements, the Indenture or any Additional Senior Secured Debt Facility for purposes of providing collateral security for any Senior Obligation (including, in each case, any schedules, exhibits or annexes thereto), as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Collateral Release Event” has the meaning given to such term in Section 6.11.

     “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed; provided, however, that if no maturity is within three months before or after the maturity date for such Notes, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the treasury rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month.
     “Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations.
     “Controlling Agent” means, with respect to any Shared Collateral, (1) until the Revolving Credit Obligation Payment Date, the Revolving Credit Facility Collateral Agent and (2) from and after the Revolving Credit Obligation Payment Date, the Major Senior Representative.
     “Credit Agreements” means, collectively, the Term Loan Agreement and the Revolving Credit Agreement.
     “Credit Facilities” means one or more debt facilities of the Partnership or any Restricted Subsidiary (which may be outstanding at the same time and including, without limitation, the Credit Agreements) with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as such agreements may be amended, refinanced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Partnership as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements, any successor or replacement agreement or agreements or any indenture or successor or replacement indenture and whether by the same or any other agent, lender, group of lenders or investors.
     “Description of Notes” means the description of the Notes set forth under the heading “Description of Notes” in that certain final prospectus supplement dated September 15, 2010 and filed by the Partnership with the SEC on September 17, 2010.
     “ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership, and its successors.
     “ETP GP” means Energy Transfer Partners GP, L.P., a Delaware limited partnership, and its successors.
     “Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.
     “Hedging Contract” means (1) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (2) any option, futures or forward contract traded on an exchange, and (3) any other derivative agreement or other similar agreement or arrangement.
     “Hedging Obligations” of any Person means the obligations of such Person under any Hedging Contract.
     “Indebtedness” means, with respect to any Person, any obligation created or assumed by such Person for the repayment of borrowed money or any guarantee thereof, if and to the extent such obligation would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.
     “Intercreditor Agreement” means the intercreditor agreement dated as of the Issue Date among the Notes Collateral Agent, the Term Loan Facility Collateral Agent, the Revolving Credit Facility Collateral Agent, the Partnership and each Subsidiary Guarantor, as it may be amended from time to time.
     “Independent Investment Banker” means Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Wells Fargo Securities, LLC, Banc of America Securities LLC, Citigroup Global Markets Inc. and UBS Securities LLC (and their respective successors) or, if any such firm is not willing and able to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Partnership and reasonably acceptable to the Trustee.
     “Investment Grade Rating” means a rating equal to or higher than:
     (1) Baa3 (or the equivalent) by Moody’s; or
     (2) BBB- (or the equivalent) by S&P,
or, if either such entity ceases to rate the Notes for reasons outside of the Partnership’s control, the equivalent investment grade credit rating from any other Rating Agency.
     “Issue Date” means the first date on which Notes are issued under the Indenture.
     “Joinder Agreement” means the documents required to be delivered by a Senior Representative to the parties to the Intercreditor Agreement in order to establish a Series of Additional Senior Secured Debt and Additional Senior Secured Debt Parties under the Intercreditor Agreement.
     “Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or similar encumbrance in, on, or of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
     “Major Senior Representative” means (1) until the Term Debt Lien Release Date, the Senior Representative in respect of the Term Loan Facility and (2) from and after the Term Debt Lien Release Date, the Notes Collateral Agent if the aggregate amount of Note Obligations secured by a Lien on the Collateral is greater than the aggregate amount of Obligations in respect of each individual Series of Additional Senior Secured Debt, and otherwise, the Senior Representative in respect of the series of Additional Senior Secured Debt under which the largest principal amount of Obligations secured by a Lien on the Collateral are then outstanding.
     “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
     “Net Tangible Assets” means, at any date of determination, the total amount of assets of the Partnership and its Restricted Subsidiaries (including, without limitation, any assets consisting of equity securities or equity interests in any other entity) after deducting therefrom:
     (1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and
     (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets;
all as prepared in accordance with GAAP and set forth, or on a pro forma basis would be set forth, on a consolidated balance sheet of the Partnership and its Restricted Subsidiaries (without inclusion of assets or liabilities of any Subsidiaries that are not Restricted Subsidiaries or assets or liabilities of any equity investee) for the Partnership’s most recently completed fiscal quarter for which financial statements are available.
     “Non-Recourse Indebtedness” means Indebtedness (1) as to which neither the Partnership nor any of its Restricted Subsidiaries nor ETP nor Regency is directly or indirectly liable (as a guarantor or otherwise), or constitutes the lender, and (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Person) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Partnership or any of its Restricted Subsidiaries or ETP or Regency to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.
     “Note Documents” means the Indenture, the Notes and the Notes Collateral Documents.
     “Note Obligations” means all Obligations of the Partnership and the Subsidiary Guarantors under the Note Documents.

     “Notes” means a series of Debt Securities designated as the Partnership’s 7.500% senior notes due 2020, issued pursuant to the Base Indenture, as amended and supplemented by this First Supplemental Indenture.
     “Notes Collateral Agent” means the Trustee, in its capacity as “Collateral Agent” under the Indenture and under the Notes Collateral Documents, and any successor thereto in such capacity.
     “Notes Collateral Documents” means, the Notes Security Agreement, the Intercreditor Agreement and each other security document or pledge agreement executed by the Partnership or any Subsidiary Guarantor and delivered in accordance with applicable local or foreign law to grant to the Notes Collateral Agent or perfect a valid, perfected security interest in the Collateral, in each case, as amended, restated, supplemented or otherwise modified from time to time.
     “Notes Security Agreement” means the Pledge and Security Agreement dated on or about the Issue Date among the Partnership, the Restricted Subsidiaries party thereto and U.S. Bank National Association, as Notes Collateral Agent, as amended, modified or supplemented from time to time.
     “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.
     “Obligors” means the Partnership and each Subsidiary Guarantor, if any, and any other Person who is liable for any of the Senior Obligations.
     “Permitted Holders” means (1) any of Kelcy L. Warren, Ray C. Davis, John W. McReynolds, the heirs at law of such individuals, entities or trusts owned by or established for the benefit of such individuals or their respective heirs at law (such as entities or trusts established for estate planning purposes), (2) ETP, Enterprise GP Holdings L.P. or any other Person under the management or control of ETP or Enterprise GP Holdings L.P. or (3) the General Partner and entities owned solely by existing and former management employees of the General Partner.
     “Permitted Liens” means at any time:
     (1) prior to the occurrence of the Collateral Release Event, Liens securing Indebtedness constituting Senior Obligations, provided that the aggregate principal amount of such Indebtedness (excluding Indebtedness secured in reliance upon the last paragraph of Section 5.2 of this First Supplemental Indenture) outstanding at any time does not exceed the greater of (x) 80% of Net Tangible Assets and (y) $1.8 billion;
     (2) any Lien existing on any property prior to the acquisition thereof by the Partnership or any Restricted Subsidiary or existing on any property of any Person that becomes a Restricted Subsidiary after the Issue Date prior to the time such Person becomes a Restricted Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (B) such Lien shall not apply to any other property of the Partnership or any Restricted Subsidiary and

(C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;
     (3) any Lien on any real or personal tangible property securing Purchase Money Indebtedness incurred by the Partnership or any Restricted Subsidiary;
     (4) any Lien securing Indebtedness incurred in connection with extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements), in whole or in part, of Indebtedness secured by Liens referred to in clauses (2) or (3) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement Lien shall be limited to the property or assets (including replacements or proceeds thereof) covered by the Lien extended, renewed, refinanced, refunded or replaced and that the Indebtedness secured by any such extension, renewal, refinancing, refunding or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed, refinanced, refunded or replaced and any expenses of the Partnership or its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement;
     (5) any Lien on Capital Stock of a Project Finance Subsidiary securing Non-Recourse Indebtedness of such Project Finance Subsidiary; and
     (6) any Lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing Indebtedness of the Partnership or any Restricted Subsidiary.
     “Principal Property” means (1) any real property, manufacturing plant, terminal, warehouse, office building or other physical facility, and any fixtures, furniture, equipment or other depreciable assets owned or leased by the Partnership or any Restricted Subsidiary and (2) any Capital Stock or Indebtedness of ETP or Regency or any other Subsidiary of the Partnership or any other property or right, in each case, owned by or granted to the Partnership or any Restricted Subsidiary and used or held for use in any of the principal businesses conducted by the Partnership or any Restricted Subsidiaries; provided, however, that “Principal Property” shall not include any property or right that, in the opinion of the Board of Directors of the Partnership as set forth in a board resolution adopted in good faith, is immaterial to the total business conducted by the Partnership and the Restricted Subsidiaries considered as one enterprise.
     “Project Finance Subsidiary” means any special purpose Subsidiary of the Partnership that (1) the Partnership designates as a “Project Finance Subsidiary” by written notice to the Trustee and is formed for the sole purpose of developing, financing and operating the infrastructure and capital projects of such Subsidiary, (2) has no Indebtedness other than Non-Recourse Indebtedness, (3) is a Person with respect to which neither the Partnership nor any of its Restricted Subsidiaries nor ETP nor Regency has any direct or indirect obligation (A) to subscribe for additional Capital Stock or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (4) has not guaranteed or otherwise directly provided credit support for any Indebtedness of the Partnership or any of its Restricted Subsidiaries or ETP or Regency.

     “Purchase Money Indebtedness” of any Person means any Indebtedness of such Person to any seller or other Person, that is incurred to finance the acquisition, construction, installation or improvement of any real or personal tangible property (including Capital Stock but only to the extent of the tangible assets in such Subsidiary being acquired) used or useful in the business of such Person and its Restricted Subsidiaries and that is incurred concurrently with, or within one year following, such acquisition, construction, installation or improvement.
     “Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall refuse to make a rating on the Notes publicly available (for any reason other than the failure by the Partnership to pay the customary fees of such agency), any nationally recognized statistical rating agency or agencies, as the case may be, selected by the Partnership, which shall be substituted for S&P or Moody’s, or both, as the case may be.
     “Rating Decline” means, with respect to any Change of Control, the occurrence of:
     (1) a decrease of one or more gradations (including gradations within rating categories as well as between rating categories) in the rating of the Notes by both Rating Agencies; provided that the Notes did not have an Investment Grade Rating from two Rating Agencies immediately before such decrease, or
     (2) a decrease in the rating of the Notes by both Rating Agencies, such that the Notes do not have an Investment Grade Rating from two Rating Agencies immediately after such decrease;
provided, however, that in each case such decrease occurs on, or within 60 days after the earlier of (1) such Change of Control, (2) the date of public notice of the occurrence of such Change of Control or (3) public notice of the intention by the Partnership to effect such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for downgrade by either Rating Agency); and provided, further, that a Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will disregarded in determining whether a Rating Decline has occurred for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating do not announce or publicly confirm or inform the Trustee in writing at the Partnership’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Decline).
     “Reference Treasury Dealer” means (1) each of Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Citigroup Global Markets Inc. and UBS Securities LLC and their respective successors, and (2) one other primary U.S. government securities dealer in the United States selected by the Partnership (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall resign as a Reference Treasury Dealer or cease to be a U.S. government securities dealer, the Partnership will substitute therefor another Primary Treasury Dealer.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Notes, an average, as determined by the Independent

Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the Notes to be redeemed (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
     “Regency” means Regency Energy Partners LP, a Delaware limited partnership, and its successors.
     “Regency GP” means Regency GP LP, a Delaware limited partnership, and its successors.
     “Repayment of the Term Loans” has the meaning for such term set forth in the recitals of this First Supplemental Indenture.
     “Restricted Subsidiary” means any Subsidiary of the Partnership (other than Project Finance Subsidiaries, Regency and its Subsidiaries, and ETP and its Subsidiaries) that owns or leases, directly or indirectly through ownership in another Subsidiary, any Principal Property.
     “Revolving Credit Agreement” means the Credit Agreement dated on or about the Issue Date, among the Partnership, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and the lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time (including with the same or different lenders) that are secured by the Collateral on the same priority basis as provided pursuant to the Revolving Credit Agreement in effect prior to such refinancing.
     “Revolving Credit Agreement Obligations” means all Obligations of the Obligors under the Revolving Credit Agreement, including (1) (A) obligations of the Partnership and the Subsidiary Guarantors from time to time arising under or in respect of the due and punctual payment of (x) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the loans made under the Revolving Credit Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the Partnership and the Subsidiary Guarantors under the Revolving Credit Facility in respect of any letter of credit issued under the Revolving Credit Agreement, when and as due, including payments in respect of reimbursement obligations, interest thereon and obligations to provide cash collateral and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Partnership and the Subsidiary Guarantors under the Revolving Credit Agreement, and (B) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Partnership and the Subsidiary Guarantors or pursuant to the Revolving Credit Agreement and (2) the due and punctual payment and performance of all obligations of the Partnership and the Subsidiary Guarantors under each Hedging Contract entered into with any counterparty that is a Senior Loan Party pursuant to the Revolving Credit Agreement.

     “Revolving Credit Facility” means any revolving credit facility provided pursuant to a Revolving Credit Agreement.
     “Revolving Credit Facility Collateral Agent” means the administrative agent under the Revolving Credit Facility and its successors and permitted assigns that assume the role of collateral agent under the Revolving Credit Facility.
     “Revolving Credit Facility Collateral Documents” means the Revolving Credit Security Agreement, the Intercreditor Agreement and each other security document or pledge agreement executed by the Partnership or any Restricted Subsidiary and delivered in accordance with applicable local or foreign law to grant to the Revolving Credit Facility Collateral Agent or perfect a valid, perfected security interest in the Collateral, in each case, as amended, restated, supplemented or otherwise modified from time to time.
     “Revolving Credit Obligation Payment Date” means the date on which (1) the Revolving Credit Agreement Obligations have been paid in full, (2) all lending commitments under the Revolving Credit Agreement have been terminated and (3) there are no outstanding letters of credit issued under the Revolving Credit Agreement other than such as have been fully cash collateralized under documents and arrangements satisfactory to the issuer of such letters of credit.
     “Revolving Credit Security Agreement” means the Pledge and Security Agreement dated on or about the Issue Date, among the Partnership, the Restricted Subsidiaries party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent for the benefit of the Revolving Credit Senior Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.
     “Revolving Credit Senior Secured Parties” means, collectively, (1) the administrative agent, each other agent, the lenders and the issuing bank, in each case, under the Revolving Credit Agreement, (2) each counterparty to a Hedging Contract if at the date of entering into such Hedging Contract such Person was an agent or a lender under the Revolving Credit Agreement or an Affiliate of an agent or a lender under the Revolving Credit Agreement, and (3) the successors and permitted assigns of each of the foregoing.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
     “SEC” means the United States Securities and Exchange Commission and any successor agency thereto.
     “Senior Debt Documents” means (1) the Credit Agreements and the Bank Collateral Documents, (2) the Note Documents and (3) any other Additional Senior Secured Debt Documents.
     “Senior Lender” means a “Lender” as defined in either of the Credit Agreements.
     “Senior Loan Obligations” means, collectively, (1) all Term Loan Agreement Obligations and (2) all Revolving Credit Agreement Obligations.

     “Senior Loan Parties” means, collectively, (1) the administrative agent, the collateral agent, each other agent, the lenders and the issuing bank, in each case, under any of the Credit Agreements, (2) each counterparty to a Hedging Contract if at the date of entering into such Hedging Contract such Person was an agent or a lender under any of the Credit Agreements or an Affiliate of an agent or a lender under any of the Credit Agreements, and (3) the successors and permitted assigns of each of the foregoing.
     “Senior Notes Parties” means, collectively, (1) the Trustee, the Notes Collateral Agent, each other agent, the Holders of the Notes, in each case, under the Indenture, and (2) any other Secured Party (as defined in any Notes Collateral Document), and the successors and permitted assigns of each of the foregoing.
     “Senior Obligations” means the Senior Loan Obligations, the Note Obligations and any Additional Senior Secured Debt Obligations.
     “Senior Representative” means, (1) in respect of a Credit Facility, the trustee, administrative agent, collateral agent, security agent or similar agent under such Credit Facility or each of their successors in such capacity, as the case may be, which Person shall also be the Authorized Representative for such Credit Facility, (2) in respect of the Indenture, the Notes Collateral Agent and (3) in respect of any Additional Senior Secured Debt, the trustee, administrative agent, collateral agent or similar agent under any related Additional Senior Secured Debt Documents or each of their successors in such capacity, as the case may be.
     “Senior Secured Parties” means the Senior Loan Parties and, unless the Collateral Release Event has occurred, the Notes Secured Parties and any Additional Senior Secured Debt Parties.
     “Series” means (1) the Term Loan Agreement Obligations, (2) the Revolving Credit Agreement Obligations, (3) the Note Obligations and (4) the Additional Senior Secured Debt Obligations incurred pursuant to any Additional Senior Secured Debt Facility, which, pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Senior Secured Debt Obligations).
     “Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Senior Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of Senior Obligations are outstanding at any time and the holders of fewer than all Series of Senior Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral will constitute Shared Collateral for those Series of Senior Obligations the holders of which hold a valid and perfected security interest in such Collateral at such time, and will not constitute Shared Collateral for any Series of Senior Obligations the holders of which do not have a valid and perfected security interest in such Collateral at such time. Notwithstanding the foregoing, all (1) cash and cash equivalents held by the Senior Lenders, the administrative agent under the Credit Facilities or the Revolving Credit Facility Collateral Agent, to secure letter of credit obligations under the Credit Facilities or (2) proceeds of an event requiring a mandatory prepayment under any of the Credit Agreements will not constitute “Shared Collateral.”

     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation
S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.
     “Subordinated Indebtedness” means Indebtedness of the Partnership or a Subsidiary Guarantor that is contractually subordinated in right of payment, in any respect (by its terms or the terms of any document or instrument relating thereto), to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as applicable.
     “Subsidiary Guarantee” means each guarantee of the obligations of the Partnership under the Indenture and the Notes by a Subsidiary of the Partnership in accordance with the provisions of the Indenture.
     “Term Debt Lien Release Date” means the first date on which (1) all the Term Loan Agreement Obligations have been paid or discharged in full and all lending commitments, if any, for future loans under every Term Loan Facility have been terminated or (2) all Liens on Collateral securing any Term Loan Agreement Obligations have been released or terminated.
     “Term Loan Agreement” means the Second Amended and Restated Credit Agreement dated as of May 19, 2010, among the Partnership, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, governing the term loans provided by such lenders to the Partnership, including any loan documents, notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended, restated, supplemented or otherwise modified from time to time (including with the same or different lenders or investors).
     “Term Loan Agreement Obligations” means all Obligations of the Obligors under the Term Loan Agreement, including (1) (A) obligations of the Partnership and the Subsidiary Guarantors from time to time arising under or in respect of the due and punctual payment of (x) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the loans made under the Term Loan Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (y) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Partnership and the Subsidiary Guarantors under the Term Loan Agreement, and (B) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Partnership and its Restricted Subsidiaries or pursuant to the Term Loan Agreement and (2) the due and punctual payment and performance of all obligations of the Partnership and the Subsidiary Guarantors under each Hedging Contract entered into with any counterparty that is a Senior Loan Party pursuant to the Term Loan Agreement.
     “Term Loan Facility” means any term loan facility provided pursuant to a Term Loan Agreement.

     “Term Loan Facility Collateral Agent” means the administrative agent under the Term Loan Facility and its successors and permitted assigns that assume the role of collateral agent under the Term Loan Facility.
     “Term Loan Facility Collateral Documents” means, the Term Loan Security Agreement, the Intercreditor Agreement and each other security document or pledge agreement executed by the Partnership or any Restricted Subsidiary and delivered in accordance with applicable local or foreign law to grant to the Term Loan Facility Collateral Agent or perfect a valid, perfected security interest in Collateral, in each case, as amended, restated, supplemented or otherwise modified from time to time.
     “Term Loan Security Agreement” means the Amended and Restated Pledge and Security Agreement dated as of February 8, 2006, among the Partnership, Energy Transfer Partners, L.L.C., and Wachovia Bank, National Association, as Administrative Agent for the benefit of the Term Loan Senior Secured Parties, as amended, modified or supplemented from time to time.
     “Term Loan Senior Secured Parties” means, collectively, (1) the administrative agent, each other agent and the lenders, in each case, under the Term Loan Agreement, (2) each counterparty to a Hedging Contract if at the date of entering into such Hedging Contract such Person was an agent or a lender under the Term Loan Agreement or an Affiliate of an agent or a lender under the Term Loan Agreement, and (3) the successors and permitted assigns of each of the foregoing.
     “Treasury Yield” means, with respect to any Redemption Date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; or (2) if the release (or any successor release) is not published during the week preceding the calculation date or does not contain these yields, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.
     “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
ARTICLE II
GENERAL TERMS OF THE NOTES
SECTION 2.1 Form.
     The Notes and the Trustee’s certificates of authentication shall be substantially in the form set forth on Exhibit A-1 to this First Supplemental Indenture, which is hereby incorporated into this First Supplemental Indenture. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture and to the extent applicable, the Partnership and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.
     The Notes shall be issued upon original issuance in whole in the form of one or more Global Securities (the “Book-Entry Notes”). Each Book-Entry Note shall represent such of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.
     The Partnership initially appoints The Depository Trust Company to act as Depositary with respect to the Book-Entry Notes.
SECTION 2.2 Title, Amount and Payment of Principal and Interest.
     (a) The Notes shall be entitled the “7.500% Senior Notes due 2020”. The Trustee shall authenticate and deliver (i) the Notes for original issue on the date hereof (the “Original Notes”) in the aggregate principal amount of $1,800,000,000, and (ii) additional Notes for original issue from time to time after the date hereof in such principal amounts as may be specified in a Partnership Order described in this sentence, in each case upon a Partnership Order for the authentication and delivery thereof and satisfaction of the other provisions of Section 2.04 of the Base Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, and the name or names of the initial Holder or Holders. The aggregate principal amount of Notes that may be outstanding at any time may not exceed $1,800,000,000 plus such additional principal amounts as may be issued and authenticated pursuant to clause (ii) of this paragraph (except as provided in Section 2.09 of the Indenture). The Original Notes and any additional Notes issued and authenticated pursuant to clause (ii) of this paragraph shall constitute a single series of Debt Securities for all purposes under the Indenture.
     (b) The principal amount of each Note shall be payable on October 15, 2020. Each Note shall bear interest from the date of original issuance, or the most recent date to which interest has been paid, at the fixed rate of 7.500% per annum. The dates on which interest on the Notes shall be payable shall be April 15 and October 15 of each year, commencing April 15, 2011 (the “Interest Payment Dates”). The regular record date for interest payable on the Notes on any Interest Payment Date shall be April 1 and October 1, as the case may be, next preceding such Interest Payment Date.
     (c) Payments of principal of, premium, if any, and interest due on the Notes representing Book-Entry Notes on any Interest Payment Date or at maturity will be made available to the Trustee by 10:00 a.m., New York City time, on such date, unless such date falls on a day which is not a Business Day, in which case such payments will be made available to the Trustee by 10:00 a.m., New York City time, on the next Business Day. As soon as possible thereafter, the Trustee will make such payments to the Depositary.

SECTION 2.3 Transfer and Exchange.
     The transfer and exchange of Book-Entry Notes or beneficial interests therein shall be effected through the Depositary, in accordance with Section 2.17 of the Base Indenture and Article II of this First Supplemental Indenture (including the restrictions on transfer set forth therein and herein) and the rules and procedures of the Depositary therefor, which shall include restrictions on transfer comparable to those set forth therein and herein to the extent required by the Securities Act of 1933, as amended.
ARTICLE III
FUTURE SUBSIDIARY GUARANTEES
SECTION 3.1 Subsidiary Guarantors.
     If at any time following the Issue Date, any Subsidiary of the Partnership guarantees or becomes a co-obligor with respect to any obligations of the Partnership in respect of any Indebtedness, or if at any time following the Issue Date, any Restricted Subsidiary of the Partnership otherwise incurs any Indebtedness, then the Partnership will cause such Subsidiary or Restricted Subsidiary, as the case may be, to promptly execute and deliver to the Trustee a supplemental indenture to the Indenture in a form satisfactory to the Trustee pursuant to which such Subsidiary or Restricted Subsidiary will guarantee all obligations of the Partnership with respect to the Notes and the Indenture in accordance with Article X of the Base Indenture; provided, however, that prior to November 2, 2012, ETE GP Acquirer LLC and ETE Services Company, LLC may guarantee the obligations of the Partnership in respect of the Credit Facility without guaranteeing any obligations of the Partnership with respect to the Notes.
SECTION 3.2 Release of Subsidiary Guarantors From Subsidiary Guarantees.
     With respect to the Notes, paragraph (a) of Section 10.04 of the Base Indenture is hereby amended and restated in its entirety as set forth below; provided, however, that such amendment and restatement shall apply only to the Notes and not to any other series of Securities issued under the Indenture:
     “(a) If no Default with respect to the Notes has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, a Subsidiary Guarantor will be unconditionally released and discharged from its Subsidiary Guarantee:
     (i) automatically upon any direct or indirect sale, transfer or other disposition, whether by way of merger or otherwise, to any Person that is not an Affiliate of the Partnership, of (1) all of the Capital Stock representing ownership of such Subsidiary Guarantor or (2) all or substantially all the assets of such Subsidiary Guarantor;
     (ii) (1) in the case of a Subsidiary Guarantor that is not a Restricted Subsidiary, following delivery by the Partnership to the Trustee of an Officers’ Certificate to the effect that such Subsidiary Guarantor has been released from all guarantees or obligations in respect of any Indebtedness of the Partnership and (2) in the case of a Subsidiary Guarantor that is a Restricted Subsidiary, following delivery by the Partnership to the Trustee of an Officers’ Certificate to the effect that such Subsidiary Guarantor has been released from all guarantees or obligations in respect of any Indebtedness; or

     (iii) upon legal defeasance pursuant to Section 8.01(c) or satisfaction and discharge of this Indenture as provided in Section 8.01(a).”
SECTION 3.3 Reinstatement of Guarantees.
     If at any time following any release of a Subsidiary (that is not a Restricted Subsidiary) from its Subsidiary Guarantee pursuant to Section 10.04(a)(ii), such Subsidiary again guarantees or becomes a co-obligor with respect to any obligations of the Partnership in respect of any Indebtedness of the Partnership, then the Partnership will cause such Subsidiary to again become a Subsidiary Guarantor by executing and delivering a supplemental indenture to the Indenture, in a form satisfactory to the Trustee, providing for the Guarantee by such Subsidiary Guarantor of the Partnership’s obligations under the Notes and all other obligations of the Partnership under the Indenture, in accordance with Article X of the Base Indenture. If at any time following any release of a Subsidiary (that is a Restricted Subsidiary) from its Subsidiary Guarantee pursuant to Section 10.04(a)(ii), such Subsidiary again incurs any Indebtedness, then the Partnership will cause such Subsidiary to again become a Subsidiary Guarantor by executing and delivering a supplemental indenture to the Indenture, in a form satisfactory to the Trustee, providing for the Guarantee by such Subsidiary Guarantor of the Partnership’s obligations under the Notes and all other obligations of the Partnership under the Indenture, in accordance with Article X of the Base Indenture.
ARTICLE IV
REDEMPTION
SECTION 4.1 Redemption.
     Except as provided in Section 5.1, the Partnership shall have no obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a Holder thereof.
     The Notes are redeemable, at the option of the Partnership, at any time in whole, or from time to time in part, at a Redemption Price equal to the greater of: (i) 100% of the principal amount of the Notes to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due after the related Redemption Date but for such redemption (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points; plus, in either case, accrued interest to the Redemption Date.
     The actual Redemption Price, calculated as provided above, shall be calculated and certified to the Trustee and the Partnership by the Independent Investment Banker.

ARTICLE V
ADDITIONAL COVENANTS
     In addition to the covenants set forth in the Base Indenture, the Notes shall be entitled to the benefit of the following covenants:
SECTION 5.1 Change of Control.
     (a) If a Change of Control Triggering Event occurs, each Holder of Notes shall have the right to require the Partnership to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Indenture. In the Change of Control Offer, the Partnership will offer a payment in cash (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest, if any, due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event, the Partnership shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures described in this Section 5.1. The Partnership shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of this Indenture, the Partnership shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of this Indenture by virtue of such compliance.
     (b) On the Change of Control Payment Date, the Partnership shall, to the extent lawful:
     (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;
     (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered; and
     (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Partnership.
     (c) The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of the Depositary), and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof.
     (d) The Partnership shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
     (e) Notwithstanding anything to the contrary in this Section 5.1, the Partnership shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 5.1 and all other provisions of this Indenture applicable to a Change of Control Offer made by the Partnership and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer, or (ii) notice of redemption has been given pursuant to Section 3.04 and all other provisions of this Indenture applicable to a redemption of Notes pursuant to Section 4.1 of this First Supplemental Indenture, unless and until there is a default in payment of the applicable redemption price.
     (f) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for a Change of Control at the time of making the Change of Control Offer. Notes repurchased by the Partnership pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled, at the Partnership’s option. Notes purchased by a third party pursuant to clause (e) of this Section 5.1 will have the status of Notes issued and outstanding.
     (g) Upon the commencement of the Change of Control Offer, the Partnership shall send, by first class mail, a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. The Change of Control Offer shall be made to all Holders. The notice, which shall govern the terms of the Change of Control Offer, shall state:
     (i) that the Change of Control Offer is being made pursuant to this Section 5.1, and the length of time the Change of Control Offer shall remain open;
     (ii) the Change of Control Payment and the Change of Control Payment Date;
     (iii) that any Note not tendered or accepted for payment shall continue to accrue interest;
     (iv) that, unless there is a default in making such payment on the Change of Control Payment Date, any Holder whose Notes (or any portion thereof) are tendered and accepted for payment pursuant to the Change of Control Offer shall not be entitled to receive any interest accruing on and after the Change of Control Payment Date on such Notes or any portion thereof so tendered and accepted;
     (v) that Holders electing to have a Note purchased pursuant to the Change of Control Offer may elect to have Notes purchased equal to $1,000 or an integral multiple of $1,000 only;
     (vi) that Holders electing to have a Note purchased pursuant to the Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect

Purchase” on the reverse of the Note completed, or transfer by book entry transfer, to the Partnership, the Depositary, if appointed by the Partnership, or a Paying Agent at the address specified in the notice at least three days before the Change of Control Payment Date;
     (vii) that Holders shall be entitled to withdraw their election if the Partnership, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and
     (viii) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book entry transfer).
     On the Change of Control Payment Date, the Partnership shall, to the extent lawful, accept for payment all Notes tendered and shall deliver to the Trustee an Officers’ Certificate stating that such Notes (or portions thereof) were accepted for payment by the Partnership in accordance with the terms of this Section 5.1. The Partnership, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three days after the Change of Control Payment Date) mail or deliver to each tendering Holder an amount equal to the Change of Control Payment of Notes tendered by such Holder, as the case may be, and accepted by the Partnership for purchase, and the Partnership shall promptly issue a new Note to such Holders whose Note was purchased only in part. The Trustee, upon written request from the Partnership shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted for payment pursuant to the Change of Control Offer shall be promptly mailed or delivered by the Partnership to the respective Holder thereof.
SECTION 5.2 Limitation on Liens.
     (a) The Partnership shall not, nor shall it permit any Restricted Subsidiary to, create, assume or incur any Lien (other than any Permitted Lien) upon any Principal Property, whether owned on the date hereof or thereafter acquired, to secure any Indebtedness of the Partnership or any other Person (other than the Notes); provided, however, if a Collateral Release Event has occurred, the Partnership may, and may permit any Restricted Subsidiary to, create, assume or incur any Lien upon any Principal Property to secure Indebtedness; provided that effective provisions are made whereby all of the outstanding Notes are secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness is so secured (except that Liens securing Subordinated Indebtedness shall be expressly subordinate to any Lien securing the Notes to at least the same extent such Subordinated Indebtedness is subordinate to the Notes or a Subsidiary Guarantee, as the case may be).
     (b) Notwithstanding the foregoing in this Section 5.2, the Partnership may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist without securing the Notes, any Lien upon any Principal Property to secure Indebtedness (including, without limitation, Senior Loan Obligations under one or more Revolving Credit Facilities); provided that the aggregate principal amount of all Indebtedness then outstanding secured by such Lien and all similar Liens under this clause (b), together with all Attributable Indebtedness from Sale-

Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (3), inclusive, of Section 5.3(a) hereof), does not exceed the greater of (x) $250.0 million and (y) 10.0% of Net Tangible Assets.
SECTION 5.3 Restriction on Sale-Leasebacks.
     (a) The Partnership shall not, and shall not permit any Restricted Subsidiary to, engage in the sale or transfer by the Partnership or any Restricted Subsidiary of any Principal Property to a Person (other than the Partnership or a Restricted Subsidiary) and the taking back by the Partnership or such Restricted Subsidiary, as the case may be, of a lease of such Principal Property (a “Sale-Leaseback Transaction”), unless:
     (1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;
     (2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years; or
     (3) the Partnership or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any Indebtedness of the Partnership or any Restricted Subsidiary that is not Subordinated Indebtedness, or (b) the purchase of Principal Property used or to be used in the ordinary course of business of Partnership or the Restricted Subsidiaries.
     (b) Notwithstanding the foregoing, the Partnership may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (3), inclusive, of the preceding paragraph, provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Indebtedness (other than the Notes) secured by Liens upon Principal Properties (other than Permitted Liens), does not exceed the greater of (x) $250.0 million and (y) 10.0% of Net Tangible Assets.
SECTION 5.4 Limitation on Transactions with Affiliates.
     The Partnership shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, enter into, amend or permit or suffer to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service, but excluding any cash distribution made by the Partnership, ETP or Regency to their respective general partners, limited partners or other equity owners in accordance with their respective partnership agreements or, in the case of any successors thereto, the respective constituent documents of any such successor entity) with, or for the benefit of, any of their respective Affiliates (each an “Affiliate Transaction”), other than any Affiliate Transaction that is on terms that either (i) are approved by the Conflicts Committee of the Board of Directors of the Partnership or (ii) taken as a whole, are fair and reasonable to the Partnership or the applicable Restricted Subsidiary or are no less favorable to the Partnership or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Partnership or such Restricted Subsidiary.
ARTICLE VI
COLLATERAL AND SECURITY
SECTION 6.1 Deemed Collateral Release Event.
     Notwithstanding any term or provision to the contrary set forth in the Base Indenture or this First Supplemental Indenture, upon the Repayment of the Term Loans concurrently with the issuance of the Notes under this First Supplemental Indenture;
     (a) the Term Debt Lien Release Date shall be deemed to have occurred;
     (b) the Collateral Release Event shall be deemed automatically to have occurred, without the obligation of notice or action by or on behalf of any Person;
     (c) none of the Trustee, the Notes Collateral Agent, the Partnership or any Subsidiary Guarantor shall be obligated to, nor shall any such Person, enter into, execute or deliver the Intercreditor Agreement or any Collateral Documents; nor shall any such Person otherwise be obligated to grant any security interest in, or incur or maintain any Liens on, any property or assets as security for the Note Obligations, in each case, except as may be required under Section 5.2(a) hereof;
     (d) the failure of the Partnership and the Subsidiary Guarantors, in reliance on and in compliance with this Section 6.1, to grant a Lien and to comply with any of Sections 6.2 through 6.12 shall not result in any default or Event of Default; and
     (e) no provision of Sections 6.2 through 6.12 below relating to the Intercreditor Agreement or collateral security shall impose any duty or obligation on the Trustee.
SECTION 6.2 Security Documents.
     (a) In order to secure the due and punctual payment of the principal and interest on the Notes, when the same shall be due and payable, whether on an Interest Payment Date, at Maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law) on the Notes and performance of all other Note Obligations, (i) the Issuer and the Subsidiary Guarantors have, on the Issue Date simultaneously with the execution and delivery of this Indenture, entered into Collateral Documents granting the Notes Collateral Agent a Lien, subject only to Permitted Liens, on all property and assets (except as provided in the Intercreditor Agreement) that are subject to a Lien securing any Senior Obligations and (ii) the Issuer and the Subsidiary Guarantors agree that, unless a Collateral Release Event has occurred, they will take all such action as shall be required to ensure that the Note Obligations will at all times be secured by a Lien, subject only to Permitted Liens, on all assets (except as provided in the Intercreditor Agreement) that in the future are subjected to a Lien to secure the Partnership’s existing and future Senior Obligations, which Lien shall be pursuant to documentation in form substantially similar to the documentation granting the Lien securing the relevant Senior Obligations, except as otherwise contemplated by the Intercreditor Agreement and except for differences consistent with the forms of Collateral Documents and entered into on the Issue Date.
     (b) This Indenture and the Notes Collateral Documents (other than the Intercreditor Agreement) are subject to the terms, limitations and conditions set forth in the Intercreditor Agreement. Each Holder of Notes, by its acceptance of a Note, is deemed to have consented and agreed to the terms of each Notes Collateral Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of the Indenture or the Intercreditor Agreement, to have authorized and directed the Notes Collateral Agent to enter into the Notes Collateral Documents to which it is a party, and to have authorized and empowered the Notes Collateral Agent and (through the Intercreditor Agreement) the Controlling Agent to bind the Holders of Notes and other holders of Senior Obligations as set forth in the Collateral Documents to which they are a party and to perform its obligations and exercise its rights and powers thereunder, including entering into amendments permitted by the terms of the Indenture, the Intercreditor Agreement or the Collateral Documents. To the extent that any provision of this Indenture or any Collateral Document is not consistent with or contradicts the Intercreditor Agreement, the Intercreditor Agreement will govern.
     (c) Any Person which, after the Issue Date, becomes a Subsidiary Guarantor under this Indenture, shall, upon becoming a Subsidiary Guarantor under this Indenture, become a party to each applicable Collateral Document (on terms and conditions substantially the same as the then current Collateral Documents) with respect to the assets or property of such Person that are Collateral, unless a Collateral Release Event has occurred.
SECTION 6.3 Recording, Registration and Opinions; Trustee’s Disclaimer Regarding Collateral.
     (a) Unless a Collateral Release Event has occurred, the Partnership and, if applicable, the Subsidiary Guarantors shall take or cause to be taken all action required to perfect, maintain, preserve and protect the Lien on the Collateral granted by the Collateral Documents (subject only to Permitted Liens and to the terms of the Intercreditor Agreement), or that are otherwise required by Section 314(b) of the TIA, including without limitation arranging for the filing of financing statements, continuation statements, mortgages and any instruments of further assurance, in such manner and in such places as may be required by law fully to preserve and protect the rights of the Holders and the Trustee and the Collateral Agent under this Indenture and the Collateral Documents to all property now or hereafter at any time comprising the Collateral. The Partnership shall from time to time promptly pay all financing, continuation statements and mortgage recording, registration and/or filing fees, charges and taxes relating to this Indenture and the Collateral Documents, any amendments thereto and any other instruments of further assurance required hereunder or pursuant to the Collateral Documents. Neither the Trustee nor the Collateral Agent shall have any obligation to, and neither of them shall be responsible for any failure to, so register, file or record. Promptly after the execution and delivery of this Indenture, the Partnership shall furnish to the Trustee and Collateral Agent an Opinion of Counsel that complies with TIA Section 314(b)(1).

     (b) Unless a Collateral Release Event has occurred, the Partnership shall furnish to the Trustee and the Collateral Agent each year, beginning with 2011, an Opinion of Counsel which complies with Section 314(b)(2) of the TIA.
     (c) Notwithstanding anything to the contrary set forth in this Indenture or in any other Collateral Document, neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral, or for the creation, validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Partnership to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.
SECTION 6.4 Possession, Use and Release of Collateral.
     (a) Each Holder, by accepting a Note, consents and agrees to the provisions of the Intercreditor Agreement, the Collateral Documents and this Indenture governing the possession, use and release of Collateral. Each Holder, by accepting a Note, consents and agrees that Collateral may, and, as applicable, shall, be released or substituted in accordance with the terms of the Intercreditor Agreement and the Collateral Documents.
     (b) In addition to the foregoing, Liens on Collateral securing the Notes will be entitled to be released under the following circumstances:
     (1) in the event of satisfaction and discharge of this Indenture pursuant to Section 8.01(a) of the Base Indenture or a legal defeasance described in Section 8.01(c) of the Base Indenture;
     (2) with the consent of the Holders in accordance with Section 9.02 of the Base Indenture; or
     (3) if a Collateral Release Event has occurred.
     (c) If the Revolving Credit Facility Collateral Agent and the Term Loan Facility Collateral Agent release their Liens on any Collateral, then the Lien securing the Notes will automatically terminate.
     (d) The Collateral Agent shall execute and deliver all such authorizations and other instruments and take such actions (and the Holders will be deemed to have consented to and authorized the Collateral Agent to execute and deliver any such authorization or instrument and take any such action) as shall reasonably be requested by the Controlling Agent (as defined in the Intercreditor Agreement) to evidence, confirm and effectuate any release of Collateral provided for in this Section 6.4(a), (b) or (c).
     (e) At the request of the Partnership and upon satisfaction of all applicable conditions to the permitted release of any Collateral (including the Collateral Agent’s receipt of any indemnity requested under Section 7.07 of the Base Indenture), at the Partnership’s cost and expense, the Collateral Agent will execute and deliver any documents, instructions or instruments evidencing any permitted release of the Liens of the Collateral Agent on any Collateral. The Trustee and the Collateral Agent shall be entitled to receive an Opinion of Counsel and Officers’ Certificate in connection with any release of Liens evidencing compliance with the terms of this Indenture and the Collateral Documents.
     (f) The fair value of Collateral released from the Liens created by this Indenture and the Collateral Documents pursuant to the terms of this Section 6.4 shall not be considered in determining whether the aggregate fair value of the Collateral released from the Liens created by this Indenture and the Collateral Documents in any calendar year exceeds the 10% threshold specified in Section 3.14(d)(1) of the TIA.
SECTION 6.5 Suits to Protect Collateral.
     (a) Subject to Sections 7.01 and 7.02 of the Base Indenture and the provisions of the Collateral Documents, the Trustee or Collateral Agent may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, and shall at the direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes, take all actions it deems necessary or appropriate in order to enforce any of the terms of the Collateral Documents and collect and receive any and all amounts payable in respect of the Note Obligations. Subject to the provisions of the Collateral Documents, each of the Trustee and Collateral Agent shall have power, exercised in its sole discretion and without the consent of the Holders, or at the direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes, to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or the Indenture, and such suits and proceedings as the Trustee or Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Trustee or Collateral Agent and the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien and security interest created by the Indenture and the Collateral Documents or be prejudicial to the interests of the Holders, the Trustee or the Collateral Agent).
SECTION 6.6 Powers Exercisable by Receiver, Trustee or Collateral Agent.
     (a) In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article VI and the Collateral Documents upon the Partnership and the Subsidiary Guarantors with respect to the release, sale or other disposition of such property may be exercised by such receiver, trustee or the Collateral Agent, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Partnership or a Subsidiary Guarantor or of any Officer or Officers of the Partnership or a Subsidiary Guarantor required by the provisions of this Article VI.
SECTION 6.7 Determinations Relating to Collateral.
     (a) In the event (i) the Trustee or Collateral Agent shall receive any written request from the Partnership or any Subsidiary Guarantor under any Collateral Document for consent or approval with respect to any matter or thing relating to any Collateral or the Partnership’s or any

Subsidiary Guarantor’s obligations with respect thereto, (ii) there shall be required from the Trustee or Collateral Agent under the provisions of any Collateral Document any performance or the delivery of any instrument or (iii) a Trust Officer of the Trustee or the Collateral Agent shall receive written notice of any nonperformance by the Partnership or any Subsidiary Guarantor of any covenant or any breach of any representation or warranty of the Partnership or any Subsidiary Guarantor set forth in any Collateral Document, and, in the case of clause (i), (ii) or (iii) above, the Trustee reasonably believes that the Trustee’s response or action is not otherwise specifically contemplated, or the Trustee does not have the discretion to undertake such response or action, hereunder or under the applicable Collateral Documents, then, in each such event, the Trustee or Collateral Agent shall, within 30 Business Days, advise the Holders, in writing and at the Partnership’s expense, of the matter or thing as to which consent has been requested or the performance or instrument required to be delivered or the nonperformance or breach of which the Trustee has received written notice. The Holders of not less than a majority in aggregate principal amount of the then outstanding Notes pursuant to Section 6.05 of the Base Indenture shall have the exclusive authority to direct the response of the Trustee or the Collateral Agent, as the case may be, to any of the circumstances contemplated in clauses (i), (ii) and (iii) above.
SECTION 6.8 Certificates of the Partnership and the Subsidiary Guarantors.
     (a) Whether or not this Indenture is then required to be qualified under the TIA, the Partnership and the Subsidiary Guarantors shall comply (or cause compliance) with Section 313(b) of the TIA, relating to reports, and Section 314(d) of the TIA, relating to the release of property from the Lien of the Indenture and the Collateral Documents and relating to the substitution therefor of any property to be subjected to the Lien of the Indenture and the Collateral Documents. Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Partnership or a Subsidiary Guarantor, as applicable, except in cases where Section 314(d) of the TIA requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected by the Partnership. Notwithstanding anything to the contrary in this Section 6.8, the Partnership will not be required to comply with all or any portion of Section 314(d) of the TIA if it reasonably determines that under the terms of Section 314(d) of the TIA or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to any release or series of releases of Collateral.
SECTION 6.9 Certificates of the Trustee as Collateral Agent.
     In the event that the Partnership or any Subsidiary Guarantor wishes to obtain from the Collateral Agent the release of Collateral in accordance with the Indenture and the Collateral Documents and has delivered the certificates and documents required by the Indenture and the Collateral Documents, the Collateral Agent shall determine whether it has received all documentation required by Section 314(d) of the TIA in connection with such release based on the Opinion of Counsel delivered pursuant to Section 6.4. The Collateral Agent, however, shall have no duty to confirm the legality or validity of such documents, its sole duty being to certify that it has received such documentation which on their face conform to Section 314(d) of the TIA.

SECTION 6.10 Purchaser Protected.
     No purchaser or grantee of any property or rights purporting to be released herefrom shall be bound to ascertain the authority of the Trustee or Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by the Indenture to be sold or otherwise disposed of by the Partnership or any Subsidiary Guarantor be under any obligation to ascertain or inquire into the authority of the Partnership or such Subsidiary Guarantor to make such sale or other disposition.
SECTION 6.11 Collateral Release.
     The obligations of the Partnership and the Restricted Subsidiaries to maintain and grant Liens on Collateral securing the Note Obligations under the Indenture or the Collateral Documents (the “Collateral Obligations”) shall, by written notice of such election given by the Partnership to the Collateral Agent and the Holders of Notes in the manner specified in the Indenture (a “Collateral Release Event Notice”), be terminated if the Term Debt Lien Release Date occurs, provided that no Default or Event of Default in either case relating to a failure to pay principal, premium, if any, or interest on the Notes when due has occurred and is continuing at the time of delivery of the Collateral Release Event Notice (the “Collateral Release Requirement”). Upon delivery of a valid Collateral Release Event Notice to the Trustee (as Collateral Agent), together with an Officers’ Certificate and Opinion of Counsel stating that the Collateral Suspension Requirement has been satisfied, the Partnership and the Restricted Subsidiaries shall be entitled to the release of all Liens on the Collateral securing the Note Obligations in accordance with Section 6.4. The occurrence of the Term Debt Lien Release Date and the release of the Liens securing the Note Obligations in accordance with the foregoing is referred to as the “Collateral Release Event.”
SECTION 6.12 Authorization of Actions to Be Taken by the Collateral Agent Under the Collateral Documents.
     U.S. Bank National Association is hereby appointed to act in its capacity as the Collateral Agent, and as “Authorized Representative,” the “Senior Representative” and, if it becomes the “Major Senior Representative” under the Intercreditor Agreement, the “Controlling Agent” of the Holders under the Intercreditor Agreement. Subject to the provisions of the Intercreditor Agreement and the applicable Collateral Documents:
     (a) the Collateral Agent shall execute and deliver the Collateral Documents and act in accordance with the terms thereof;
     (b) the Collateral Agent may, in its sole discretion and without the consent of the Trustee or the Holders, take all actions it deems necessary or appropriate in order to:
     (1) enforce any of the terms of the Collateral Documents; and
     (2) collect and receive any and all amounts payable in respect of the Note Obligations of the Partnership and the Subsidiary Guarantors to the Holders, the Collateral Agent or the Trustee under the Indenture, the Notes, the Notes Guarantees and the Collateral Documents.

ARTICLE VII
AMENDMENTS TO ORIGINAL INDENTURE
     With respect to the Notes, the Base Indenture is hereby amended as set forth below in this Article VII; provided, however, that each such amendment shall apply only to the Notes and not to any other series of Securities issued under the Indenture.
SECTION 7.1 Defined Terms.
     (a) Subject to the limitations set forth in the preamble to Article VII of this First Supplemental Indenture, Section 1.01 of the Base Indenture is hereby amended by restating, each of the following defined terms in its appropriate alphabetical position:
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under direct or indirect common control with” have correlative meanings.
     “Board of Directors” means:
     (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
     (2) with respect to a partnership, the Board of Directors of the general partner of the partnership;
     (3) with respect to a limited liability company, the managing member or members or any controlling committee of managers or members thereof or any board or committee serving a similar management function; and
     (4) with respect to any other Person, the individual, board or committee of such Person serving a management function similar to those described in clauses (1), (2) or (3) of this definition.
     “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
     “GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis and set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     “General Partner” means LE GP, LLC, a Delaware limited liability company, and its successors as general partner of the Partnership.
     “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a Place of Payment are authorized by law, regulation or executive order to remain closed.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “Subsidiary” means, with respect to any Person:
     (1) any corporation, association or other business entity of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
     “Subsidiary Guarantor” means each Subsidiary of the Partnership that guarantees the Notes pursuant to the terms of the Indenture but only so long as such Subsidiary is a guarantor with respect to the Notes on the terms provided for in the Indenture.
     (b) Section 1.01 of the Base Indenture is also amended by adding the following definition in alphabetical order therein:
     “Notes” means Securities.
SECTION 7.2 Maintenance of Office or Agency.
     Subject to the limitations set forth in the preamble to Article VII of this First Supplemental Indenture, Section 4.02 of the Base Indenture is amended to add the following sentence at the end of the first paragraph of Section 4.02 of the Base Indenture:
     “Notwithstanding anything to the contrary in this Indenture, the Partnership shall be required to maintain at all times an office or agency in the Borough of Manhattan, The City of New York (which may be an office of the Trustee or an affiliate of the Trustee or the registrar or a co-registrar for the Securities).”
SECTION 7.3 SEC Reports; Financial Statements.
     Subject to the limitations set forth in the preamble to Article VII of this First Supplemental Indenture, Section 4.03 of the Base Indenture is hereby amended and restated in its entirety as set forth below:

     “Regardless of whether required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Partnership will file with the SEC for public availability, within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case the Partnership will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations, and will post on the Partnership’s website on a password-protected basis for availability solely for Holders of Notes):
     (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Partnership were required to file such reports; and
     (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Partnership were required to file such reports.
     All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Partnership’s consolidated financial statements by the Partnership’s certified independent accountants.
     If, at any time, the Partnership is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Partnership will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Partnership will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Partnership’s filings for any reason, the Partnership will post the reports referred to in the preceding paragraphs on its website on a password-protected basis for availability solely for Holders of Notes within the time periods that would apply if the Partnership were required to file those reports with the SEC.”
SECTION 7.4 Merger, Consolidation or Sale of Assets.
     Subject to the limitations set forth in the preamble to Article VII of this First Supplemental Indenture, Sections 5.01 and 5.02 of the Base Indenture are hereby amended and restated in their entirety as set forth below:
     “Section 5.01 Merger, Consolidation or Sale of Assets.
     (a) The Partnership shall not: (1) consolidate or merge with or into another Person (regardless of whether the Partnership is the surviving Person); or (2) directly or indirectly sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Partnership and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:
     (i) the Person formed by or resulting from any such consolidation or merger or to which such assets have been transferred (the “successor”) is the Partnership or expressly assumes by supplemental indenture all of the Partnership’s obligations and liabilities under this Indenture, the Notes and any other Note Documents;

     (ii) the successor is organized under the laws of the United States, any state or commonwealth within the United States, or the District of Columbia;
     (iii) immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing; and
     (iv) the Partnership has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Indenture.
     (b) If the Partnership conveys or transfers all or substantially all of its assets, it shall be released from all liabilities and obligations under this Indenture and under the Notes except that no such release will occur in the case of a lease of all or substantially all of its assets.
     (c) This Section 5.01 shall not apply to (i) a merger of the Partnership with an Affiliate solely for the purpose of organizing the Partnership in another jurisdiction within the United States of America; or (ii) any merger or consolidation, or any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among the Partnership and its Restricted Subsidiaries that are Subsidiary Guarantors.
     Section 5.02 Successor Person Substituted.
     Upon any merger or consolidation, or any sale, transfer, assignment, conveyance or other disposition of all or substantially all of the properties or assets of the Partnership and its Restricted Subsidiaries in accordance with Section 5.01, the successor shall be substituted for the Partnership in this Indenture with the same effect as if it had been an original party to this Indenture, and thereafter the successor may exercise the rights and powers of the Partnership under this Indenture.
SECTION 7.5 Events of Default.
     Subject to the limitations set forth in the preamble to Article VII of this First Supplemental Indenture, Sections 6.01, 6.02, 6.04, 6.05 and 6.06 of the Base Indenture are hereby amended and restated in their entirety as set forth below:
     “Section 6.01 Events of Default. Each of the following is an “Event of Default” with respect to the Notes:
     (a) default for 30 days in the payment when due of interest on the Notes;
     (b) default in the payment of principal or premium, if any, on the Notes when due at their stated maturity, upon redemption, upon declaration or otherwise;
     (c) failure by the Partnership to comply with any of its agreements or covenants described under Article V of the First Supplemental Indenture or in respect of its obligations to make or consummate a Change of Control Offer when required;

     (d) a failure by the Partnership to comply with its other covenants or agreements in this Indenture applicable to the Notes for 60 days after written notice of default given by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;
     (e) any Indebtedness of the Partnership or any Subsidiary Guarantor is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, and the total amount of such Indebtedness unpaid or accelerated exceeds $25,000,000:
     (f) the Partnership or any Significant Subsidiary of the Partnership (or any group of Subsidiaries of the Partnership that, taken together, would constitute a Significant Subsidiary of the Partnership) pursuant to or within the meaning of Bankruptcy Law:
          (i) commences a voluntary case,
          (ii) consents to the entry of an order for relief against it in an involuntary case,
          (iii) makes a general assignment for the benefit of its creditors, or
          (iv) generally is not paying its debts as they become due;
     (g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
          (i) is for relief against the Partnership or any Significant Subsidiary of the Partnership (or any group of Subsidiaries of the Partnership that, taken together, would constitute a Significant Subsidiary of the Partnership) in an involuntary case;
          (ii) appoints a Bankruptcy Custodian of the Partnership or any Significant Subsidiary of the Partnership (or any group of Subsidiaries of the Partnership that, taken together, would constitute a Significant Subsidiary of the Partnership) or for all or substantially all of the property of the Partnership or any Significant Subsidiary of the Partnership (or any group of Subsidiaries of the Partnership that, taken together, would constitute a Significant Subsidiary of the Partnership); or
          (iii) orders the liquidation of the Partnership or any Significant Subsidiary of the Partnership (or any group of Subsidiaries of the Partnership that, taken together, would constitute a Significant Subsidiary of the Partnership);
     and the order or decree remains unstayed and in effect for 60 consecutive days;
     (h) except as permitted by this Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; and
     (i) any security interest and Lien purported to be created by any Notes Collateral Document with respect to any Collateral, individually or in the aggregate, having a Fair Market

Value in excess of $25.0 million shall cease to be in full force and effect, or shall cease to give the Notes Collateral Agent, for the benefit of the Holders of the Notes, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first-priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in the Indenture, the Notes Collateral Documents and the Intercreditor Agreement)) in favor of the Notes Collateral Agent, for a period of 30 days after notice by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding, or shall be asserted by the Partnership or any Subsidiary Guarantor to not be a valid, perfected, first-priority (except as otherwise expressly provided in the Identure, the Notes Collateral Documents or the Intercreditor Agreement) security interest in or Lien on the Collateral covered thereby; except to the extent that any such loss of perfection or priority results from the failure of the Notes Collateral Agent or the Trustee (or an agent or trustee on its behalf) to maintain possession of certificates actually delivered to it (or such agent or trustee) representing securities pledged under the Notes Collateral Documents.
     The term “Bankruptcy Custodian” means any receiver, trustee, assignee, liquidator or similar official under Bankruptcy Law.
     The Trustee shall not be deemed to know or have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Securities and this Indenture.
     Section 6.02 Acceleration.
     (a) If an Event of Default (other than an Event of Default described in Section 6.01(f) or Section 6.01(g) with respect to the Partnership) occurs or is continuing, the Trustee by notice in writing to the Partnership, or the Holders of at least 25% in principal amount of the outstanding Notes by notice in writing to the Partnership and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of and accrued and unpaid interest on all the Notes to be due and payable, and upon such a declaration, such principal and accrued and unpaid interest shall be due and payable immediately.
     (b) Subject to the limitations of applicable law, if an Event of Default described in Section 6.01(f) or Section 6.01(g) with respect to the Partnership occurs, the principal of and accrued and unpaid interest on the Notes shall become and be immediately due and payable without any declaration of acceleration, notice or other act on the part of the Trustee or any Holders of the Notes.
     Section 6.04 Waiver of Defaults.
     The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind any acceleration with respect to the Notes and annul its consequences under the Indenture, provided that such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default with respect to the Notes, other than the non-

payment of the principal of and interest on the Notes that have become due solely by such acceleration, have been cured or waived.
     Section 6.05 Control by Majority.
     The Holders of a majority in aggregate principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to such Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder, or that would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to security or indemnity satisfactory to it in its sole discretion from Holders directing the Trustee against any cost, liability or expense caused by taking or not taking such action.
     Section 6.06 Limitations on Suits.
     Subject to Section 6.07 hereof, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:
     (a) such Holder has previously given the Trustee notice that an Event of Default with respect to the Notes is continuing;
     (b) Holders of at least 25% in principal amount of the outstanding Notes have requested in writing that the Trustee pursue the remedy;
     (c) such Holders have offered the Trustee security or indemnity satisfactory to the Trustee in its sole discretion against any cost, liability or expense;
     (d) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
     (e) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.
     A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.”
SECTION 7.6 Discharge of Indenture.
     (a) Subject to the limitations set forth in the preamble to Article VII of this First Supplemental Indenture, clause (c)(i) of Section 8.01 of the Base Indenture is hereby amended and restated in its entirety as set forth below:
     “(i) no Default or Event of Default under clauses (f) and (g) of Section 6.01 hereof, with respect to the Partnership, shall have occurred at any time during the period ending on the

91st day after the date of deposit contemplated by Section 8.01(b) (it being understood that this condition shall not be deemed satisfied until the expiration of such period);”
     (b) Subject to the limitations set forth in the preamble to Article VII of this First Supplemental Indenture, the antepenultimate paragraph of Section 8.01(b) of the Base Indenture is hereby amended and restated in its entirety as set forth below:
     “Upon the Partnership’s exercise of the option applicable to this Section 8.01(b), the Partnership and each of the Subsidiary Guarantors will, subject to the satisfaction of the conditions set forth in this Section 8.01(b), be released from each of their obligations under the covenants contained in Section 4.03 and Section 4.05 hereof as well as the covenants contained in Article V of the First Supplemental Indenture, and the Securities will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Securities will not be deemed outstanding for accounting purposes). For this purpose, covenant defeasance means that, with respect to the outstanding Securities and Guarantees, the Partnership and the Subsidiary Guarantors may fail to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such failure to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Securities and Guarantees will be unaffected thereby. In addition, upon the Company’s exercise of the option applicable to this Section 8.01(b), subject to the satisfaction of the conditions set forth in this Section 8.01(b), any Event of Default pursuant to Sections 6.01(c), 6.01(d), 6.01(e), 6.01(h), or 6.01(i) will no longer constitute an Event of Default and any Event of Default pursuant to Sections 6.01(g) and 6.01(f), with respect to Subsidiaries of the Partnership, will no longer constitute an Event of Default.”
SECTION 7.7 Supplemental Indentures and Amendments without the Consent of Holders.
     Subject to the limitations set forth in the preamble to Article VII of this First Supplemental Indenture, Section 9.01 of the Base Indenture is hereby amended as set forth below:
     (a) the first sentence of Section 9.01 of the Base Indenture is hereby amended and restated in its entirety as set forth below:
     “The Partnership and the Trustee may amend or supplement this Indenture, the Securities, the Intercreditor Agreement (as defined in the First Supplemental Indenture dated as of September 20, 2010 to this Indenture) or the Notes Collateral Documents (as defined in the First Supplemental Indenture dated as of September 20, 2010 to this Indenture) or waive any provision hereof or thereof without the consent of any Holder:”
     (b) clause (c) of Section 9.01 of the Base Indenture is hereby amended and restated in its entirety as set forth below:

     “(c) to provide for uncertificated Notes in addition to or in place of certificated Notes;”
     (c) the word “material” is hereby deleted from each of clauses (h) and (j) of Section 9.01 of the Base Indenture.
     (d) the following clauses are hereby inserted after clause (h) of Section 9.01 of the Base Indenture with those clauses that follow to be re-lettered as appropriate:
     “(i) to give effect to the provisions of Section 6.1 of the First Supplemental Indenture or to confirm and evidence the release, termination or discharge of any Lien securing any of the Securities when such release, termination or discharge is permitted hereby, by the Notes Collateral Documents or the Intercreditor Agreement;
     (j) conform the text hereof or the Notes to any provision of the Description of Notes to the extent that such provision of the Description of Notes was intended to be a verbatim recitation of a provision hereof, of the Subsidiary Guarantees or the Notes, as certified by an Officers’ Certificate delivered to the Trustee;
     (k) in the case of the Intercreditor Agreement, in order to subject the security interests in the Collateral in respect of any Additional Senior Secured Debt Obligations and Senior Loan Obligations to the terms of the Intercreditor Agreement, in each case to the extent the Incurrence of such Indebtedness, and the grant of all Liens on the Collateral held for the benefit of such Indebtedness were permitted hereunder;
     (l) with respect to any Notes Collateral Document, to the extent such amendment is reasonably necessary to comply with the terms of the Intercreditor Agreement;”
SECTION 7.8 Supplemental Indentures and Amendments with the Consent of Holders.
     (a) Subject to the limitations set forth in the preamble to Article VII of this First Supplemental Indenture, Section 9.02 of the Base Indenture is hereby amended as set forth below:
(i) clause (d) of the fifth paragraph of Section 9.02 of the Base Indenture is hereby amended and restated in its entirety as set forth below:
     “(d) reduce the premium, if any payable upon the redemption of any Security or change the time at which any Security may or shall be redeemed; provided, however, that any purchase or repurchase of any Security, including pursuant to a Change of Control Offer, shall not be deemed a redemption of any Security;”
(ii) the following is inserted after the third word of clause (g) of the fifth paragraph of Section 9.02 of the Base Indenture:
     “of any Holder to receive payment of the principal of and premium, if any, and interest on such Holder’s Security or”

(iii) clause (j) of the fifth paragraph of Section 9.02 of the Base Indenture is hereby deleted, the word “or” is inserted after clause (h) of the fifth paragraph of Section 9.02 of the Base Indenture and the semi-colon and word “or” at the end of clause (i) of the fifth paragraph of Section 9.02 of the Base Indenture is replaced with a period.
     (b) Subject to the limitations set forth in the preamble to Article VII of this First Supplemental Indenture, the following paragraph shall be inserted as the penultimate paragraph of Section 9.02 of the Base Indenture:
     “Without the consent of the Holders of at least two-thirds in principal amount of the Notes then outstanding, an amendment or waiver may not make any change in any Notes Collateral Document, any Intercreditor Agreement or the provisions in the Indenture dealing with the Collateral or the Notes Collateral Documents or the application of trust proceeds of the Collateral in any case that would release all or substantially all of the Collateral from the Liens of the Notes Collateral Documents (except as permitted by the terms of the Indenture, the Notes Collateral Documents and the Intercreditor Agreement) or change or alter the priority of the security interests in the Collateral.”
ARTICLE VIII
MISCELLANEOUS PROVISIONS
SECTION 8.1 Ratification of Base Indenture.
     The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.
SECTION 8.2 Trustee Not Responsible for Recitals.
     The recitals contained herein and in the Notes, except with respect to the Trustee’s certificates of authentication, shall be taken as the statements of the Partnership, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes.
SECTION 8.3 Table of Contents, Headings, etc.
     The table of contents and headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
SECTION 8.4 Counterpart Originals.
     The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 8.5 Governing Law.
     THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(Signature Pages Follow)

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

ISSUER: ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC,
Its:	General Partner

By: Name:	/s/ John W. McReynolds John W. McReynolds
Title:	President and Chief Financial Officer
Signature Page of First Supplemental Indenture

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Steven A. Finklea
Name:	Steven A. Finklea
Title:	Vice President
Signature Page of First Supplemental Indenture

Exhibit A-1
FORM OF NOTE
[FACE OF SECURITY]
[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) (55 WATER STREET, NEW YORK, NEW YORK 10041) TO THE PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]*
[TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.]*

No.	$
CUSIP: [  ]
ISIN: [  ]
ENERGY TRANSFER EQUITY, L.P.
7.500% SENIOR NOTES DUE 2020
     ENERGY TRANSFER EQUITY, L.P., a Delaware limited partnership (the “Partnership,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co.* or its registered assigns, the principal sum of [____________] U.S. dollars ($[____________]), [or such greater or lesser principal sum as is shown on the attached Schedule of Increases and Decreases in Global Security]*, on October 15, 2020 in such coin and currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest thereon at an annual rate of 7.500% payable on April 15 and October 15 of each year, to the person in whose name the Security is registered at the close of business on the record date for such interest, which shall be the preceding April 1 and October 1 (each, a “Regular Record Date”), respectively, payable commencing on April 15, 2011, with interest accruing from September 20, 2010, or the most recent date to which interest shall have been paid.

*	To be included in a Book Entry Note.

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     Reference is made to the further provisions of this Security set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.
     The statements in the legends set forth in this Security are an integral part of the terms of this Security and by acceptance hereof the Holder of this Security agrees to be subject to, and bound by, the terms and provisions set forth in each such legend.
     This Security is issued in respect of a series of Debt Securities of an initial aggregate principal amount of $1,800,000,000 designated as the 7.500% Senior Notes due 2020 of the Partnership and is governed by the Indenture dated as of September 20, 2010 (the “Base Indenture”), duly executed and delivered by the Partnership, as issuer, to U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of September 20, 2010, duly executed by the Partnership and the Trustee (the “First Supplemental Indenture”, and together with the Base Indenture, the “Indenture”). The terms of the Indenture are incorporated herein by reference. This Security shall in all respects be entitled to the same benefits as definitive Debt Securities under the Indenture.
     If and to the extent any provision of the Indenture limits, qualifies or conflicts with any other provision of the Indenture that is required to be included in the Indenture or is deemed applicable to the Indenture by virtue of the provisions of the Trust Indenture Act of 1939, as amended (the “TIA”), such required provision shall control.
     This Security shall not be valid or become obligatory for any purpose until the Trustee’s Certificate of Authentication hereon shall have been manually signed by the Trustee under the Indenture.

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     IN WITNESS WHEREOF, the Partnership has caused this instrument to be duly executed by its sole General Partner.
Dated: September 20, 2010

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC
Its:	General Partner

By:
Name:
Title:

By:
Name:
Title:
TRUSTEE’S CERTIFICATE OF AUTHENTICATION:
     This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.
U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

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[REVERSE OF SECURITY]
ENERGY TRANSFER EQUITY, L.P.
7.500% SENIOR NOTES DUE 2020
     This Security is one of a duly authorized issue of debentures, notes or other evidences of indebtedness of the Partnership (the “Debt Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to the Indenture, to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Partnership and the Holders of the Debt Securities. The Debt Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. This Security is one of a series designated as the 7.500% Senior Notes due 2020 of the Partnership, in an initial aggregate principal amount of $1,800,000,000 (the “Securities”).
1. Interest.
     The Partnership promises to pay interest in cash on the principal amount of this Security at the rate of 7.500% per annum.
     The Partnership will pay interest semi-annually in arrears on April 15 and October 15 of each year (each an “Interest Payment Date”), commencing April 15, 2011. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid on the Securities, from September 20, 2010. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Partnership shall pay interest (including post-petition interest in any proceeding under any applicable bankruptcy laws) on overdue installments of interest (without regard to any applicable grace period) and on overdue principal and premium, if any, from time to time on demand at the same rate per annum, in each case to the extent lawful.
2. Method of Payment.
     The Partnership shall pay interest on the Securities (except Defaulted Interest) to the persons who are the registered Holders at the close of business on the Regular Record Date immediately preceding the Interest Payment Date. Any such interest not so punctually paid or duly provided for (“Defaulted Interest”) may be paid to the persons who are registered Holders at the close of business on a special record date for the payment of such Defaulted Interest, or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Securities may then be listed if such manner of payment shall be deemed practicable by the Trustee, as more fully provided in the Indenture. The Partnership shall pay principal, premium, if any, and interest in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts. Payments in respect of a Global Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. Payments in respect of Securities in definitive form (including principal, premium, if any, and

A-1-4

interest) will be made at the office or agency of the Partnership maintained for such purpose within the City of New York, which initially will be at the corporate trust office of the Trustee located at 100 Wall Street, Suite 1600, New York, New York 10005, Mail Station: EX-NY-WALL, or, at the option of the Partnership, payment of interest may be made by check mailed to the Holders on the relevant record date at their addresses set forth in the register of Holders maintained by the Registrar or at the option of the Holder, payment of interest on Securities in definitive form will be made by wire transfer of immediately available funds to any account maintained in the United States, provided such Holder has requested such method of payment and provided timely wire transfer instructions to the Paying Agent. The Holder must surrender this Security to a Paying Agent to collect payment of principal.
3. Paying Agent and Registrar.
     Initially, U.S. Bank National Association will act as Paying Agent and Registrar. The Partnership may change any Paying Agent or Registrar at any time upon notice to the Trustee and the Holders. The Partnership may act as Paying Agent.
4. Indenture.
     This Security is one of a duly authorized issue of Debt Securities of the Partnership issued and to be issued in one or more series under the Indenture.
     Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Securities include those stated in the Base Indenture, those made part of the Indenture by reference to the TIA, as in effect on the date of the Base Indenture, and those terms stated in the First Supplemental Indenture. The Securities are subject to all such terms, and Holders of Securities are referred to the Base Indenture, the First Supplemental Indenture and the TIA for a statement of them. The Securities of this series are general unsecured obligations of the Partnership limited to an initial aggregate principal amount of $1,800,000,000; provided, however, that the authorized aggregate principal amount of such series may be increased from time to time as provided in the First Supplemental Indenture.
5. Redemption.
     The Securities are redeemable, at the option of the Partnership, at any time in whole, or from time to time in part, at a Redemption Price equal to the greater of: (i) 100% of the principal amount of the Securities to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed that would be due after the related Redemption Date but for such redemption (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points; plus, in either case, accrued interest to the Redemption Date.
     The actual Redemption Price, calculated as provided above, shall be calculated and certified to the Trustee and the Partnership by the Independent Investment Banker.
     Except as set forth above, the Securities will not be redeemable prior to their Stated Maturity and will not be entitled to the benefit of any sinking fund.

A-1-5

6. Denominations; Transfer; Exchange.
     The Securities are to be issued in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. A Holder may register the transfer of, or exchange, Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.
7. Person Deemed Owners.
     The registered Holder of a Security may be treated as the owner of it for all purposes.
8. Amendment; Supplement; Waiver.
     Subject to certain exceptions, the Indenture may be amended or supplemented, and any existing Event of Default or compliance with any provision may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities of each series affected. Without consent of any Holder of a Security, the parties thereto may amend or supplement the Indenture to, among other things, cure any ambiguity or omission, to correct any defect or inconsistency, or to make any other change that does not adversely affect the rights of any Holder of a Security. Any such consent or waiver by the Holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and any Securities which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.
9. Defaults and Remedies.
     Certain events of bankruptcy or insolvency are Events of Default that will result in the principal amount of the Securities, together with premium, if any, and accrued and unpaid interest thereon, becoming due and payable immediately upon the occurrence of such Events of Default. If any other Event of Default with respect to the Securities occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Securities then outstanding may declare the principal amount of all the Securities, together with premium, if any, and accrued and unpaid interest thereon, to be due and payable immediately in the manner and with the effect provided in the Indenture. Notwithstanding the preceding sentence, however, if at any time after such a declaration of acceleration has been made, the Holders of a majority in principal amount of the outstanding Securities, by written notice to the Trustee, may rescind such declaration and annul its consequences if the rescission would not conflict with any judgment or decree of a court already rendered and if all Events of Default with respect to the Securities, other than the nonpayment of the principal, premium, if any, or interest which has become due solely by such declaration acceleration, shall have been cured or shall have been waived. No such rescission shall affect any subsequent default or shall impair any right consequent thereon. Holders of Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity or security satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations,

A-1-6

Holders of a majority in aggregate principal amount of the Securities then outstanding may direct the Trustee in its exercise of any trust or power.
10. Trustee Dealings with Partnership.
     The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Partnership or its Affiliates, and may otherwise deal with the Partnership or its Affiliates as if it were not the Trustee.
11. Authentication.
     This Security shall not be valid until the Trustee signs the certificate of authentication on the other side of this Security.
12. Abbreviations and Defined Terms.
     Customary abbreviations may be used in the name of a Holder of a Security or an assignee, such as: TEN COM (tenant in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G/M/A (Uniform Gifts to Minors Act).
13. CUSIP Numbers.
     Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Partnership has caused CUSIP numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such number as printed on the Securities and reliance may be placed only on the other identification numbers printed hereon.
14. Absolute Obligation.
     No reference herein to the Indenture and no provision of this Security or the Indenture shall alter or impair the obligation of the Partnership, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Security in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.
15. No Recourse.
     No director, officer, employee, limited partner or shareholder, as such, of the Partnership or the General Partner shall have any personal liability in respect of the obligations of the Partnership under the Securities, the Indenture or any Guarantee by reason of his, her or its status. Each Holder by accepting the Securities waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.
16. Governing Law.
     This Security shall be construed in accordance with and governed by the laws of the State of New York.

A-1-7

ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM – as tenants in common	UNIF GIFT MIN ACT -
(Cust.)
TEN ENT – as tenants by entireties	Custodian for:
(Minor)
JT TEN – as joint tenants with right of survivorship and not as tenants in common	Under Uniform Gifts to Minors Act of
(State)
Additional abbreviations may also be used though not in the above list.

A-1-8

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE
Please print or type name and address including postal zip code of assignee:
the within Security and all rights thereunder, hereby irrevocably constituting and appointing to transfer said Security on the books of the Partnership, with full power of substitution in the premises.

Dated	Registered Holder

A-1-9

SCHEDULE OF INCREASES OR DECREASES
IN GLOBAL SECURITY*
     The following increases or decreases in this Global Security have been made:

Principal Amount of
	Amount of Decrease	Amount of Increase	this Global	Signature of
	in Principal Amount	in Principal Amount	Security following	authorized officer
	of this Global	of this Global	such decrease (or	of Trustee or
Date of Exchange	Security	Security	increase)	Depositary

*	To be included in a Book-Entry Note.

A-1-10